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                                                                    EXHIBIT 99.C

                                 [TRUSERV LOGO]


                                                   April 30, 2001



To Our Valued Vendors,

Enclosed are TruServ's unaudited year 2000 financial statements and accompanying unaudited notes to those financial statements. By this time of the year, in prior years, TruServ's annual report, which would include audited financial statements would have been made available to you. Further, TruServ would have filed its Form 10K with the SEC. Please let us explain the reason for the unaudited financial statements.

As you may be aware, TruServ was not in compliance with one of the covenants under its senior debt agreements at the February 2001 month end. TruServ's senior debt agreements are comprised of a revolving credit facility and note agreements. The particular covenant, which was not complied with, was the borrowing base calculation. At February 2001-month end, the actual calculated ratio was below the 120% requirement. Although the event of this covenant default occurred after TruServ's December 31 fiscal year end, this event did occur prior to the completion of our independent public accountants' audit of TruServ's year 2000 financial results.

In this type of circumstance, in order for the independent public accountants to issue an unqualified audit opinion (i.e., a "clean opinion"), the independent public accountants require that a company "cures" the covenant default by amending the existing debt agreements or entering into a new agreement. Then the company must demonstrate, through its financial projections, that for a period of at least 366 days following the date of the independent public accountants' opinion, that it expects based upon information available today, to be in compliance with all of its debt covenants. All else being equal, when we satisfy the above conditions related to financing, we expect our independent public accountants, PricewaterhouseCoopers, to issue their unqualified audit opinion on our attached unaudited year 2000 financial statements. Our goal is to have this occur in the next 90 to 120 days. When the audit opinion is rendered, we would file our Form 10K.

We were initially proceeding down the path of amending our existing senior debt agreements but were finding that an amendment would not be flexible enough in its terms with respect to certain changes we anticipate making in the business and the current agreement expires on June 30, 2002. As such, it was determined that proceeding down the alternate path of entering into a new agreement was a better choice.

We have been in discussions with three separate asset based lending groups, one of which is part of our current lead lender's bank. As of this date, we have received one of the term sheets and expect the remaining two term sheets within the next two weeks. Management believes an asset based lending agreement can be put into place and provide adequate liquidity to TruServ along with additional initiatives.

As a result of the covenant default, our existing senior debt lenders issued, at the end of March 2001, reservation of rights letters ("letters") which preserves all the lenders' rights while we work out an amendment or obtain new financing. Further, the specific letter with the group of banks, which provide our revolving credit facility, required a reduction of our maximum borrowing from $275,000,000 to $225,000,000. To date that has not presented an issue, as TruServ has not had a need to borrow, on any given day, an amount close to the new "ceiling". The banks have verbally agreed to extend their letter to July 31, 2001 with the same borrowing "ceiling" and certain other requirements.



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In order to ensure that the borrowings that can be made available to TruServ provide adequate liquidity, management is taking action to right size the cost structure in line with the expected revenues for the year. Cost reduction plans affecting administrative costs as well as costs at the distribution centers are being developed; certain initiatives have been implemented. Further, TruServ is working with its members to increase their purchases of product from the cooperative.

We have a strong organization with many retail advantages for our members. We thank you for your support as a valued vendor and look forward to your continued support. As our business partner and together, with our members, we will be on the road to success.



Donald J. Hoye
President and Chief Executive Officer

Pamela Forbes Lieberman
Senior Vice President Finance

This letter "To Our Valued Vendors" contains forward-looking statements that are based on management's expectations, estimates, discussions with lenders, and assumptions. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and involve certain risks and uncertainties that are difficult to predict. Therefore, actual future results and trends may differ materially from what we forecast due to a variety of factors, including without limitation, our assumptions about financing requirements and terms, interest rate functions, capital requirements of the company and trends in our industry.